Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

Alphatec Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common stock, $0.0001 par value per share	457(c)	1,133,160(1)	$9.56(2)	$10,833,010	$0.0001531	$1,658.53
Fees Previously Paid	—	—	—	—	—	—	—	—
	Total Offering Amounts				—	$10,833,010	—	$1,658.53
	Total Fees Previously Paid				—	—	—	—
	Total Fees Offsets				—	—	—	—
	Net Fee Due				—	—	—	$1,658.53

(1)

This registration statement registers 1,133,160 shares (the “Warrant Shares”) of common stock, $0.0001 par value per share (“Common Stock”), of Alphatec Holdings, Inc. (the “Company”) that may be issued upon exercise of a warrant to purchase Common Stock (the “Warrant”) issued and sold to the selling stockholder pursuant to the terms of a court order entered by the Delaware Chancery Court. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also relates to an indeterminate number of additional shares of Common Stock issued or then issuable upon any stock split, dividend, interest payment or other distribution, recapitalization or similar event with respect to the foregoing.

(2)

The registration fee has been calculated in accordance with Rule 457(c) under the Securities Act. In accordance with Rule 457(c) of the Securities Act, the price shown is the average of the high and low sales prices of the Common Stock on November 12, 2024 as reported on The NASDAQ Capital Market.

SG_1268736.1